CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion and incorporation by reference in this Registration Statement on Form S-1A of our report dated November 30, 2009 with respect to the audited consolidated financial statements of Vallant Pictures Entertainment Co., Ltd for the years ended June 30, 2009 and 2008 and our audit report dated May 1, 2009 with respect to the audited financial statements of China Media, Inc. (formerly Protecwerx Inc.) for the year ended January 31, 2009.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 17, 2010